Exhibit 99.1

Pfenex Reports Fourth Quarter and Full Year 2019 Results and Provides Business Update

Alvogen is preparing for commercial launch of PF708 upon receiving FDA decision on therapeutic equivalence to Forteo®

Jazz initiated a pivotal Phase 2/3 Study for FDA fast track designated PF743 (JZP-458) for the treatment of ALL/LBL

Earned $31.1 million in development and regulatory milestone payments in FY 2019

SAN DIEGO, March 11, 2020 — Pfenex Inc. (NYSE American: PFNX) is a development and licensing biotechnology company focused on leveraging its Pfēnex Expression Technology® to develop and improve protein therapies for unmet patient needs. Using the patented Pfēnex Expression Technology platform, the Company has developed the FDA-approved PF708 product indicated for the treatment of osteoporosis in certain patients at high risk for fracture and created an advanced pipeline of therapeutic equivalents, biologics and vaccines in various stages of development. Today Pfenex Inc. reported financial results for the fourth quarter and year ended December 31, 2019 and provided a business update.

“This is an exciting time for our company as we continue to advance towards the U.S. launch of our first U.S. Food and Drug Administration (FDA) approved product, PF708. Over the past several months, Alvogen, our partner to which we have transferred the approved PF708 NDA, has worked towards establishing manufacturing, distribution, sales and marketing of PF708, and is preparing for the product’s launch. Alvogen has indicated that it intends to launch the FDA-approved PF708 product in the U.S. upon an FDA decision on the therapeutic equivalence evaluation of the product to Forteo® (teriparatide injection), which could permit PF708 to be automatically substituted for Forteo in many states. In October, we submitted a comparative use human factor study report to the FDA as part of the package supporting a determination that the products are therapeutically equivalent. We believe this submission completes the information package required by the FDA to make its decision on the “A” rating,” stated Eef Schimmelpennink, Chief Executive Officer of Pfenex.

“This past year was a transformational period for Pfenex. We moved towards being a business with an FDA approved product nearing commercialization, and we generated milestone revenue with certain of our development products. We have also been moving to expand our pipeline through the use of our patented Pfēnex Expression Technology platform. The Pfenex team has executed on our strategy and as a result, in both the fourth quarter and throughout 2019, we have achieved a number of milestones that resulted in payments from our collaboration partners for each of our three lead programs for an aggregate total of $31.1 million in milestone payments for 2019. This revenue has allowed us to invest in the advancement of PF708 and our broader portfolio of products, and to evaluate the development of new programs through our platform which we believe may help deliver long-term value to our shareholders,” stated Mr. Schimmelpennink.

Business Review and Update

FDA-approved PF708 product and proposed therapeutic equivalent to Forteo

During the fourth quarter of 2019, the FDA approved the new drug application (NDA) for PF708 submitted under the 505(b)(2) regulatory pathway, with Forteo® (teriparatide injection) as the reference drug. Like Forteo, the FDA-approved PF708 product is indicated for the treatment of osteoporosis in certain patients at high risk of fracture.

In advance of a potential commercial launch in the U.S., Pfenex and Alvogen, the Company’s U.S commercial partner, are in the process of seeking FDA designation of PF708 as therapeutically equivalent to Forteo, which, if achieved, would permit PF708 to be automatically substituted for Forteo in many states. The therapeutic equivalence rating for this product will be primarily based on the FDA evaluating three distinct requirements that center around showing pharmaceutical equivalence, bioequivalence and human factors comparability. The Company provided pharmaceutical equivalence and bioequivalence data as part of the NDA for PF708. In the fourth quarter of 2019, Pfenex submitted to the FDA a comparative use human factors (HF) study report, as requested by the FDA, which we believe provides support for an “A” rating. The HF study found that the user interface of the PF708 product was noninferior to that of Forteo for each critical user task evaluated in the study. Pfenex believes this completes the information package required by the FDA to evaluate the therapeutic equivalence of PF708. If PF708 is designated as therapeutically equivalent to Forteo, Pfenex will be eligible to receive up to an additional $20 million in support and regulatory milestone payments from Alvogen, and will also be eligible to receive from Alvogen a 50% gross profit split on sales. If rated differently, the Company will be eligible to receive from Alvogen up to a 40% gross profit split on sales.

In anticipation of the U.S. launch, Pfenex and Alvogen are preparing commercial manufacturing, supply chain, and commercialization activities for PF708. Alvogen is a global pharmaceutical company with a track record of developing, manufacturing and selling generic, brand, over-the-counter brands (OTC) and biosimilar products for patients around the world.

Alvogen, which also has exclusive development and commercialization rights for PF708 in the European Union (EU), Middle East and North Africa (MENA) and the Rest-of-World territories (except those licensed to NT Pharma), currently has exclusive commercialization agreements for PF708 with Theramex in Europe and Switzerland, PharmBio Korea in South Korea, JAMP Pharma in Canada, and Kamada Ltd. in Israel. In the EU, the accepted Marketing Authorization Application (MAA) for PF708 is under review by the European Medicines Agency (EMA) and continues to make progress. Pfenex believes PF708 could receive regulatory approval as early as the second half of 2020, subject to granting of a marketing authorization by the European Commission under the EU centralized procedure and other factors. If approved, PF708 would receive marketing authorization in all member states of the EU, as well as in Iceland, Liechtenstein and Norway and be commercialized by Alvogen’s partner Theramex. The MAA for PF708 was submitted by Alvogen to the EMA as a biosimilar to Forsteo®, which achieved $253 million sales in the E.U. in 2019.

During the fourth quarter of 2019, Alvogen submitted a Marketing Authorization Application to the Kingdom of Saudi Arabia's Saudi FDA, and entered into exclusive commercialization agreements for PF708 with PharmBio Korea in South Korea and JAMP Pharma in Canada. Under the terms of these agreements, Alvogen will be responsible for the local activities through PharmBio and JAMP Pharma. Alvogen is currently working on licensing agreements for additional territories.

In addition, Pfenex has granted an exclusive license to NT Pharma to commercialize PF708 in Mainland China, Hong Kong, Singapore, Malaysia and Thailand and a non-exclusive license to conduct development activities in such territories with respect to PF708.

Pfenex believes PF708 has the potential to enhance patient access to an important therapy as a cost-effective alternative to Forteo, which had $1.4 billion in global sales in 2019.  In October, upon U.S. FDA approval of PF708, Pfenex earned a $2.5 million milestone payment from Alvogen and recognized an additional $2.5 million in revenue for the upfront payment from Alvogen that had been previously deferred. The Company may also be eligible to earn up to a $20 million milestone payment if the FDA grants an “A” therapeutic equivalence rating to PF708.

Jazz Collaboration Agreement

Pfenex announced in the fourth quarter of 2019 that it earned a $15 million development milestone payment under its development and license agreement with Jazz Pharmaceuticals plc (Jazz). The milestone is associated with process development activities for PF745 (JZP-341), a long-acting recombinant Erwinia asparaginase. Jazz announced in December 2019 that the first patient was enrolled in a pivotal Phase 2/3 clinical study for PF743 (JZP-458), a recombinant Erwinia asparaginase. Jazz has reported that the study is expected to enroll approximately 100 patients with a planned interim analysis at approximately 50 patients. Jazz has indicated that enrollment for the study is expected to be completed by the fourth quarter 2020. Jazz has received fast track designation for PF743, and recently stated that it anticipates filing the BLA as early as the Q4 of this year. This study is being conducted in collaboration with Children's Oncology Group.

Under the terms of the development and license agreement, Pfenex is eligible to receive an aggregate total of up to $224.5 million in development and sales milestone fees, of which $162.5 million is still eligible to be received by Pfenex. This includes up to $3.5 million for development milestones, $34 million in regulatory milestones and $125 million in sales milestones. Pfenex may also be eligible to receive tiered mid-single digit royalties based on worldwide sales of any products resulting from the collaboration.

CRM197

CRM197 is a non-toxic mutant of diphtheria toxin. It is a well characterized protein and functions as a carrier for polysaccharides and haptens, making them immunogenic. CRM197 is currently being used by Pfenex’s vaccine development focused pharmaceutical partners, including in multiple Phase 3 clinical studies by Merck & Co., Inc. (Merck) and the Serum Institute of India Private Ltd. (SIIPL) for such diseases as pneumococcal and meningitis bacterial infections.

Merck is using Pfenex’s CRM197 in its vaccines including PCV-15 (V114), an investigational 15-valent polyvalent conjugate vaccine for the prevention of pneumococcal disease, currently in 15 Phase 3 studies. If approved, V114 is expected to be positioned as a key product in the pneumococcal vaccine market.

SIIPL is using Pfenex’s CRM197 in multiple programs. SIIPL has developed a 10-valent pneumococcal conjugate vaccine, Pneumosil, which utilizes our CRM197, and initiated the process of World Health Organization prequalification for Pneumosil in the first quarter of 2019. SIIPL achieved WHO prequalification for their product in the fourth quarter of 2019 and is preparing to make the product available for procurement by United Nations agencies and the GAVI vaccine alliance. They are also completing a phase 3 clinical trial that will support a regulatory submission in India. Pfenex is eligible to receive a tiered royalty payment based upon net sales for both products, subject to regulatory approval.

Arcellx - sparX Protein Development Agreement

In August 2019, Pfenex announced its development, evaluation and license agreement with Arcellx which provides access to the Pfēnex Expression Technology platform to advance Arcellx’s proprietary sparX proteins that activate, silence and reprogram antigen-receptor complex T cell-based therapies. Under the terms of the agreement, Pfenex is eligible to receive development funding in addition to development, regulatory and commercial milestones ranging from $2.6 million to $18 million for each product incorporating a sparX protein expressed using the Pfēnex Expression Technology, as well as royalties on worldwide sales of any such products. Pfenex has completed the development of both sparX 1 (PF753) and sparX 2 (PF754), and Arcellx has opted in to the commercial license for both production strains. Pfenex looks forward to providing updates on this collaboration.

Financial Highlights for the Fourth Quarter and Full Year 2019

Total Revenue increased by $21.0 million, or 628%, to $24.4 million in the three-month period ended December 31, 2019, compared to $3.4 million in the same period in 2018. The increase in revenue for the quarter was primarily due to a $15 million development milestone achieved during the quarter related to the Jazz collaboration agreement, $5.0 million earned from Alvogen for FDA approval of our NDA for PF708, and increased product sales of CRM197. For the full year, revenue increased by $35.4 million, or 239%, from $14.9 million in 2018 to $50.3 million in 2019. The increase in revenue primarily resulted from $26 million in development milestones achieved from the collaboration agreement with Jazz, Alvogen milestone and sublicensing revenue of $11 million, and revenue from Arcellx and CRM197 product sales. The increase was partially offset by a decrease in revenue from BARDA and recognized revenue from Jazz that was previously deferred, as the upfront payment from Jazz was fully amortized in mid-2019.

Cost of Revenue was static at $1.1 million for both the three-month periods ended December 31, 2019 and 2018. Decreases resulting from reduced activity from the BARDA program were offset by increases from CRM197 product sales. For the full year, cost of revenue decreased by $0.1 million, or 3%, to $4.9 million in 2019 compared to $5.0 million in 2018. The change was driven by a decline in BARDA activity, offset by increases resulting from work on Arcellx, as well as greater CRM197 product sales.

Research and development expenses increased by approximately $0.6 million, or 12%, to $5.9 million in the three-month period ended December 31, 2019, compared to $5.3 million in same period in 2018. The increase was primarily due to new research projects, partially offset by a decrease in costs related to PF708, as the majority of the work performed to support the NDA filing was completed in late 2018. For the full year, research and development expenses decreased by approximately $8.4 million, or 25%, to $25.5 million in 2019 compared to $33.9 million in 2018. The decrease was chiefly due to the reduction of labor and subcontractor costs, as the majority of the work performed to support the PF708 NDA filing was completed in late 2018.

Selling, general and administrative expenses increased by approximately $1.9 million, or 50%, to $5.9 million in the three-month period ended December 31, 2019, compared to $3.9 million in the same period in 2018. The increases were primarily due to higher expenses related to legal and consulting fees, employee costs and the expansion of business development efforts. For the full year, selling, general and administrative expenses increased by $3.3 million, or 21%, to $19.1 million in 2019 compared to $15.8 million in 2018. The increase was primarily driven by higher legal and audit fees, employee costs and the expansion of business development efforts.

Cash and cash equivalents as of December 31, 2019, were $55.6 million. In addition, in two separate transactions in the first months of 2020, Pfenex utilized its ATM facility to place approximately 1.8 million shares for approximate net proceeds of $19.4 million. Pfenex believes that its existing cash and cash equivalents and cash inflow from operations will be sufficient to meet Pfenex’s anticipated cash needs for at least the next 12 months.

Conference Call Information

The Pfenex management will host a conference call and webcast today at 4:30 PM Eastern Time. Participants may access the call by dialing 866-376-8058 (Domestic) or 412-542-4131 (International). The call will also be webcast and can be accessed from the Investors section of the Company’s website at www.pfenex.com or https://www.webcaster4.com/Webcast/Page/1061/33397

A replay of the call will also be available through March 18th. Participants may access the replay of the call by dialing 877-344-7529 (Domestic) or 412-317-0088 (International) and providing the conference ID number: 10139830.

About PF708

PF708 was approved in the U.S. under the 505(b)(2) regulatory pathway, with Forteo® (teriparatide injection) as the reference drug.  The FDA-approved PF708 product is indicated for the treatment of osteoporosis in certain patients at high risk for fracture.  Pursuant to the Development and License Agreement with Alvogen, Alvogen is responsible for commercializing and manufacturing

PF708 in the U.S. and for fulfilling all regulatory requirements associated with maintaining the PF708 NDA. Alvogen also has exclusive rights to commercialize and manufacture PF708 in the EU, certain countries in the Middle East and North Africa (MENA), and the Rest of World (ROW) territories (the latter defined as all countries outside of the EU, U.S. and MENA, excluding Mainland China, Hong Kong, Singapore, Malaysia and Thailand). A marketing authorization application for PF708 has been filed and accepted with the EMA using the biosimilar pathway with Forsteo® as the reference medicinal product and has been filed with the Kingdom of Saudi Arabia's Saudi Food and Drug Authority (SFDA). Pursuant to the Development and License Agreement with NT Pharma Group Company Ltd. (NT Pharma), we granted an exclusive license to NT Pharma to commercialize PF708 in Mainland China, Hong Kong, Singapore, Malaysia and Thailand and a non-exclusive license to conduct development activities in such territories with respect to PF708. Forteo® and Forsteo® are approved and marketed by Eli Lilly companies for the treatment of osteoporosis in certain patients with a high risk of fracture. Forteo® and Forsteo® achieved $1.4 billion in global product sales in 2019.

About Pfenex Inc.

Pfenex is a development and licensing biotechnology company focused on leveraging its proprietary protein production platform, Pfēnex Expression Technology®, to develop next generation and novel protein therapeutics to meaningfully improve existing therapies and create novel therapies for some of the biological targets linked to critical diseases still waiting to successfully be addressed. Using the patented Pfēnex Expression Technology platform, Pfenex has created a broad pipeline that is diversified across multiple assets, including U.S. Food and Drug Administration (FDA) approved, next generation and novel biopharmaceutical products. Pfenex’s lead product candidate is PF708, a therapeutic equivalent candidate to Forteo® (teriparatide injection). PF708 has been approved in the U.S. for the treatment of osteoporosis in certain patients at high risk for fracture, and marketing authorization applications are pending in other jurisdictions. In addition, Pfenex is developing hematologic oncology products in collaboration with Jazz Pharmaceuticals, including PF743, a recombinant Erwinia asparaginase, and PF745, a half-life extended recombinant Erwinia asparaginase. Pfenex also uses its Pfēnex Expression Technology platform to produce CRM197, a diphtheria toxoid carrier protein for use in prophylactic and therapeutic vaccines.

Pfenex investors and others should note that Pfenex announces material information to the public about Pfenex through a variety of means, including its website (http://www.pfenex.com/), its investor relations website (http://pfenex.investorroom.com/), press releases, SEC filings, public conference calls, corporate Twitter account (https://twitter.com/pfenex), Facebook page (https://www.facebook.com/Pfenex-Inc-105908276167776/timeline/), and LinkedIn page (https://www.linkedin.com/company/pfenex-inc) in order to achieve broad, non-exclusionary distribution of information to the public and to comply with its disclosure obligations under Regulation FD. Pfenex encourages its investors and others to monitor and review the information Pfenex makes public in these locations as such information could be deemed to be material information. Please note that this list may be updated from time to time.

Cautionary Note Regarding Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or Pfenex's future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern Pfenex's future expectations, strategy, plans or intentions. Forward-looking statements in this press release include, but are not limited to, statements regarding the future potential of Pfenex’s product candidates and the company in general, including future plans to advance, develop, manufacture and commercialize its product candidates; the timing of the potential commercial launch of PF708 in the U.S.; Pfenex’s expectations with respect to the sufficiency of its cash resources; regulatory developments, including the potential timing of marketing authorization in the E.U. for PF708; potential market opportunities for PF708 and Pfenex’s other product candidates, including the benefits of use of such products; Pfenex's expectations regarding the timing and advancement of clinical trials and studies and the types of future clinical trials and studies for its product candidates and product candidates under the Jazz collaboration; Pfenex's expectations with regard to future milestones, royalty payments, and reimbursements from Pfenex’s collaborations with Jazz Pharmaceuticals, Alvogen, and its other collaboration partners; Pfenex's expectations with respect to its agreements with Merck, SIIPL and Arcellx, including its potential to receive milestone and royalty payments; and Pfenex’s belief that the comparative use human factors study report completes the information package required by the FDA to evaluate therapeutic equivalence. Pfenex’s expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Actual results may differ materially from those indicated by these forward-looking statements as a result of the uncertainties inherent in the clinical drug development process, including, without limitation, the FDA may disagree that the human factors study report completes the information package and is sufficient to evaluate therapeutic equivalence; the FDA may not agree with Pfenex's interpretation of the results of the human factors study and may not grant an “A” therapeutic equivalence designation for PF708; Pfenex's ability to successfully demonstrate the efficacy and safety of its product candidates; the pre-clinical and clinical results for its product candidates, which may not support further development of product candidates or may require Pfenex to conduct additional clinical trials or modify ongoing clinical trials or regulatory pathways; challenges related to commencement, patient enrollment, completion, and analysis of clinical trials; difficulties in achieving and demonstrating biosimilarity in formulations; Pfenex's ability to manage operating expenses; Pfenex's ability to obtain additional funding to support its business activities and establish and maintain strategic business alliances and new business initiatives; Pfenex's dependence on third parties for development, manufacturing, marketing, sales and distribution of products; unexpected expenditures; litigation and other proceedings regarding intellectual property rights; and difficulties in obtaining and maintaining intellectual property protection for its product candidates. Information on these and additional risks, uncertainties, and other information affecting Pfenex's business and operating results is contained in Pfenex’s Annual Report on Form 10-K for the year ended December 31, 2019 to be filed with the Securities and Exchange Commission and in its other filings with the Securities and Exchange Commission. The forward-looking statements in this press release are based on information available to Pfenex as of the date hereof, and Pfenex disclaims any obligation to update any forward-looking statements, except as required by law.

Company Contact:

InvestorRelations@pfenex.com

PFENEX INC.

Consolidated Statements of Operations

(unaudited)

	Years Ended December 31,
	2019	2018	2017
	(in thousands except for per share data)
Revenue
License and service revenue	$44,497	$13,762	$27,578
Product revenue	5,829	1,095	1,202
Total revenue	50,326	14,857	28,780
Cost of revenue
License and service	$3,042	$4,454	$4,524
Product	1,849	568	632
Total cost of revenue	4,891	5,022	5,156
Gross profit	45,435	9,835	23,624
Operating expense
Research and development	25,533	33,854	31,925
Selling, general and administrative	19,078	15,832	17,674
Total operating expense	44,611	49,686	49,599
Income (loss) from operations	824	(39,851)	(25,975)
Other income, net	235	258	119
Net income (loss) before income taxes	1,059	(39,593)	(25,856)
Income tax (provision) benefit	(1)	—	172
Net income (loss)	$1,058	$(39,593)	$(25,684)
Net income (loss) per common share, basic and diluted	$0.03	$(1.40)	$(1.09)
Weighted-average common shares used to compute net income (loss) per share
Basic	31,602	28,340	23,503
Diluted	32,373	28,340	23,503

PFENEX INC.

Consolidated Balance Sheets

	December 31,
	2019	2018
	(in thousands)
Assets
Current assets
Cash and cash equivalents	$55,624	$56,220
Restricted cash	200	200
Accounts and unbilled receivables, net	5,628	5,171
Other current assets	2,308	2,058
Total current assets	63,760	63,649
Property and equipment, net	7,744	7,671
Right-of-use asset	3,903	—
Other long-term assets	170	133
Intangible assets, net	3,733	4,248
Goodwill	5,577	5,577
Total assets	$84,887	$81,278
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$673	$2,005
Accrued liabilities	7,351	9,812
Current portion of deferred revenue	75	5,317
Lease liabilities – short-term	951	—
Current portion of capital lease obligations	—	316
Other current liabilities	616	—
Total current liabilities	9,666	17,450
Deferred revenue, less current portion	—	2,500
Lease liabilities – long-term	2,896	—
Capital lease obligations, less current portion	—	191
Other non-current liabilities	26	—
Total liabilities	12,588	20,141
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.001 par value, 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $0.001, 200,000,000 shares authorized at December 31, 2019 and 2018, respectively, 32,266,708 and 31,467,580 shares issued and outstanding at December 31, 2019 and 2018, respectively	33	32
Additional paid-in capital	270,008	262,405
Accumulated deficit	(197,742)	(201,300)
Total stockholders’ equity	72,299	61,137
Total liabilities and stockholders’ equity	84,887	$81,278